UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12.

SHILOH INDUSTRIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐		Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Shiloh Industries, Inc.
880 Steel Drive
Valley City, Ohio 44280
Telephone: (330) 558-2600

January 19, 2017

Dear Shiloh Stockholder:

On behalf of the board of directors, you are cordially invited to attend the 2017 Annual Meeting of Stockholders of Shiloh Industries, Inc. (the "Company"), which will be held on Tuesday, February 28, 2017, at 10:00 a.m., at the MTD Products Inc. Lodge, 6029 Grafton Road, Valley City, Ohio, 44280.

We are delivering our Proxy Statement and annual report this year under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders over the Internet. We will mail to our stockholders, on or about January 19, 2017, a notice containing instructions on how to access our proxy materials. The notice will also include instructions on how you can receive a paper copy of the proxy materials.

This packet includes the Notice of Annual Meeting and the Proxy Statement, which contain information about the formal business to be acted on by the Company’s stockholders, including the election of three directors. I urge you to read the accompanying Proxy Statement thoroughly. As described in greater detail in the Proxy Statement, the Board of Directors of the Company recommends a vote "FOR" the election of each of the three directors.

You may vote your shares electronically via the Internet or, if you request a paper copy of the proxy materials, by completing, dating, signing and returning the proxy card provided. The 2017 Proxy Statement and the 2016 Annual Report are available at http://www.edocumentview.com/SHLO. Casting your vote electronically as soon as possible, or if you request paper materials, returning your proxy card as soon as possible, will assure your representation at the meeting, whether or not you plan to attend. If you are a registered holder and attend the Annual Meeting, you may revoke your proxy should you wish to vote in person. Simply attending the meeting will not revoke your proxy.

Sincerely,

/s/ Ramzi Y. Hermiz
Ramzi Y. Hermiz
President and Chief Executive Officer

Shiloh Industries, Inc.
880 Steel Drive
Valley City, Ohio 44280

________________________________________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
February 28, 2017
________________________________________________________________

The Annual Meeting of Stockholders of Shiloh Industries, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, February 28, 2017, at 10:00 a.m. (the "Annual Meeting"), at the MTD Products Inc Lodge, 6029 Grafton Road, Valley City, Ohio 44280, for the purpose of:

1.	the election of three Class III directors to serve a term of three years and until their successors have been duly elected and qualified; and

2.	transacting such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on January 2, 2017 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ Kenton M. Bednarz
Kenton M. Bednarz
Secretary

January 19, 2017

This Proxy Statement is first being made available to stockholders electronically via the Internet on or about January 19, 2017.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 28, 2017:

This Proxy Statement and the Company’s 2016 Annual Report are also available at http://www.edocumentview.com/SHLO.

SHILOH INDUSTRIES, INC.
880 Steel Drive
Valley City, Ohio 44280

________________________________________________________________

PROXY STATEMENT

________________________________________________________________

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 28, 2017

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board of Directors")of Shiloh Industries, Inc., a Delaware corporation (the "Company"), of proxies to be used at the Annual Meeting of Stockholders of the Company to be held on February 28, 2017 at 10:00 a.m., at the MTD Products Inc. Lodge, 6029 Grafton Road, Valley City, Ohio, 44280 (the "Annual Meeting"). This Proxy Statement and the accompanying proxy card and annual report to stockholders for the fiscal year ended October 31, 2016 are first being made available to stockholders on or about January 19, 2017.

Notice of Electronic Availability of Proxy Statement and Annual Report

As required by the rules of the United States Securities and Exchange Commission (the "SEC"), the Company is making its proxy materials, which include this Proxy Statement and the accompanying proxy card, notice of meeting and annual report to stockholders, available to its stockholders electronically via the Internet. We will mail to our stockholders on or about January 19, 2017 a notice (the "Notice") containing instructions on how to access and review our proxy materials. The Notice also contains instructions as to how to submit your proxy via the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Record Date and Voting

Stockholders of record of the Company at the close of business on January 2, 2017 will be entitled to vote at the Annual Meeting. On that date, 17,814,636 shares of common stock, par value $0.01 per share ("Common Stock"), were outstanding and entitled to vote. Each share of common stock is entitled to one vote. At the Annual Meeting, inspectors of election will determine the presence of a quorum and will tabulate the results of the vote of the stockholders. The holders of a majority of the total number of outstanding shares of Common Stock entitled to vote must be present in person or by proxy to constitute the necessary quorum for any business to be transacted at the Annual Meeting. Broker non-votes, if any, will be considered "present" for purposes of determining whether a quorum has been achieved at the Annual Meeting. A broker non-vote occurs if your shares are held in "street name" by a broker or nominee for a non-routine matter and the broker or nominee reports your shares as non-votes because you did not provide your broker or nominee with voting instructions for your shares. Because the Company does not expect to act on any "routine" proposals at the Annual Meeting, no broker non-votes are expected.

Purposes of the Annual Meeting

The Annual Meeting is being held for the following purposes:

•	the election of three Class III directors to serve a term of three years and until their successors have been duly elected and qualified; and

•	to conduct such other business as may properly be brought before the Annual Meeting or any adjournments or postponements thereof.

The three nominees for Director receiving the greatest number of votes cast at the Annual Meeting in person or by proxy will be elected. Consequently, any shares of Common Stock present in person or by proxy at the Annual Meeting, but not voted for any reason, including abstentions and broker non-votes, will have no impact in the election of Directors.

Stockholders have no right to cumulative voting as to any matter, including the election of Directors.

The shares represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated on a valid proxy, the shares represented by such proxy will be voted for the nominees for Director named in this Proxy Statement, and in accordance with the best judgment of the persons named in the enclosed proxy, or their substitutes, for any other matters that properly come before the Annual Meeting.

Voting via the Internet or by Mail

Registered Holders

If you are a "registered holder" (meaning your shares are registered in your name with our transfer agent, Computershare), then you may vote either in person at the Annual Meeting or by proxy. If you decide to vote by proxy, you may vote via the Internet or, if you request a paper copy of our proxy materials, by mail and your shares will be voted at the Annual Meeting in the manner you direct.

The Notice provides information on how to vote via the Internet or receive a paper proxy card to vote by mail. Internet voting facilities for stockholders of record will close at 1:00 a.m. on Tuesday, February 28, 2017.

For those stockholders who request and receive a paper proxy card, instructions for voting via the Internet are set forth on the proxy card or such stockholders can complete, sign and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials.

Beneficial Holders

If, like most stockholders, you are a beneficial owner of shares held in "street name" (meaning a broker, trustee, bank, or other nominee holds shares on your behalf), you may vote in person at the Annual Meeting only if you obtain a legal proxy from the nominee that holds your shares and present it to the inspector of elections with your ballot at the Annual Meeting. Alternatively, you may provide instructions to the nominee that holds your shares to vote by completing, signing and returning the voting instruction form that the nominee provides to you, by using telephone or Internet voting arrangements described on the voting instruction form or other materials that the nominee provides to you or by following any other procedures that the nominee communicates to you.

Revocability of Proxies

You may revoke or change a previously delivered proxy at any time before the Annual Meeting by delivering another proxy with a later date, by voting again via the Internet, or by delivering written notice of revocation of your proxy to our Secretary at our principal executive offices before the beginning of the Annual Meeting. You may also revoke your proxy by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares in street name, you must contact the nominee that holds the shares on your behalf to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the Annual Meeting if you obtain a legal proxy as described above.

Solicitation of Proxies

The Company will bear the costs of soliciting proxies from its stockholders. In addition to the use of the mails, proxies may be solicited by the Directors, officers and employees of the Company by personal interview or telephone. Such Directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection with such solicitation.

THE PROPOSALS

Proposal No. 1 — The Election of Directors

The Company’s Restated Certificate of Incorporation provides that the Board of Directors will be divided into three classes of Directors, to be as nearly equal in number of Directors as possible. Class I consists of Jean A. Brunol, Michael S. Hanley and David J. Hessler, and their current term of office will expire at the 2018 annual stockholders' meeting. Class II consists of Cloyd J. Abruzzo, George G. Goodrich, and Dieter Kaesgen, and their current term of office will expire at the 2019 annual stockholders' meeting. Class III consists of Curtis E. Moll, Ramzi Y. Hermiz and Robert J. King, and their current term of office will expire at the 2017 annual stockholders' meeting. At each annual stockholders’ meeting, Directors are elected for a term of three years and hold office until their successors are elected and qualified or until their earlier removal or resignation. Newly created directorships resulting from an increase in the authorized number of Directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause may be filled by a majority of the remaining Directors then in office.

The Board of Directors unanimously recommends that you vote FOR the election of Curtis E. Moll, Ramzi Y. Hermiz, and Robert J. King at the Annual Meeting. If any nominee becomes unavailable for any reason before the election, which event is not anticipated, the proxies will be voted for the election of such other person as a Director as the Board of Directors may recommend.

THE BOARD OF DIRECTORS

Information regarding the nominees for Director and the continuing Directors of the Company is set forth below:

Name	Age	Position(s)	Audit	Compensation	Executive and Governance	Finance	Nominating and Corporate Governance	Strategic Planning and Technology
Curtis E. Moll	77	Chairman of the Board and Director			C
Cloyd J. Abruzzo	66	Director	X	C		X	X
Jean A. Brunol	64	Director	X	X				C
George G. Goodrich	76	Director	C	X	X
Michael S. Hanley	61	Director	X	X			C	X
Ramzi Y. Hermiz	51	Director			X			X
David J. Hessler	73	Director				X	X	X
Dieter Kaesgen	80	Director				X		X
Robert J. King, Jr.	61	Director			X	C	X
Number of 2016 meetings			5	7		4	1	3
——————
C - Chair    X - Member

Directors Nominated for Election

CURTIS E. MOLL has served as a Director of the Company since it was formed in April 1993 and became Chairman of the Board of Directors in April 1999. From 1980 through January 2010, Mr. Moll served as the Chairman of the Board and Chief Executive Officer of MTD Products Inc. ("MTD Products"). Mr. Moll is Chairman of the Board and Chief Executive Officer of MTD Holdings Inc. ("MTD Holdings"). Mr. Moll also serves as a director of MTD Products. Mr. Moll formerly served as a director of AGCO Corporation, a manufacturer of agricultural machinery, and The Sherwin-Williams Company, a manufacturer of paint products.

MTD Holdings beneficially owned approximately 47.2% of the issued and outstanding Common Stock as of December 31, 2016.

Mr. Moll has been active in the affairs of the Company since the Company was formed. In addition to his experience and business background described above, the Board of Directors believes that Mr. Moll should serve as a Director because he has extensive experience in the manufacturing, distribution and automotive industries, which provides a historical as well as an internal perspective of the Company’s business to the Board. Additionally, Mr. Moll has leadership and management experience and has served as a member of the board of two other publicly traded companies.

RAMZI Y. HERMIZ was appointed as President and Chief Executive Officer effective September 2012 and elected to the Board of Directors in 2013. Prior to joining the Company, Mr. Hermiz served as Senior Vice President, Vehicle Safety and Protection of Federal-Mogul since 2009. He was also a member of Federal-Mogul’s Strategy Board since 2005. He served as Federal-Mogul's Senior Vice President, Aftermarket Products and Services from 2007 to 2009 and Senior Vice President of Sealing Systems from 2005 to 2007.

The Board of Directors believes Mr. Hermiz's qualifications to serve as a member include his extensive leadership experience in the automotive supply industry, which includes overseeing all phases of operations, as well as his unique position as President and Chief Executive Officer of the Company. Mr. Hermiz's leadership, financial and operational experience and his intimate understanding of the Company's operations strengthen the Board's collective qualifications, skills and experience.

ROBERT J. KING, JR. has served as a Director of the Company since February 2005. In September 2009, Mr. King was appointed President and Chief Executive Officer of Park View Capital Corp. and Park View Federal Savings Bank and served in that capacity until its sale to FNB Corp. in October 2013. Park View Capital Corp. was the public parent of Park View Federal Savings Bank, a Northeast Ohio regional bank. Following the sale, Mr. King served as a Senior Advisor to FNB Corp., a financial services corporation. From October 2006 to September 2009, Mr. King was Senior Managing Director of FSI Group, Inc., a manager of private equity funds. From January 2006 to October 2006, Mr. King served as managing director of Western Reserve Partners LLC, an investment banking firm. Mr. King retired in January 2005 from Fifth Third Bancorp, a diversified financial services company. From August 1997 until his retirement, Mr. King was President and Chief Executive Officer of Fifth Third Bank (Northeastern Ohio). Mr. King also served as Regional President of Fifth Third Bank from June 2002 until his retirement. From 1990 through July 1997, Mr. King served as President and Chief Executive Officer of Fifth Third Bank (Northwestern Ohio). Mr. King joined Fifth Third Bank in 1975 and held a variety of positions prior to becoming President and Chief Executive Officer (Northwestern Ohio). Mr. King is a director of MTD Holdings, MTD Products, The Andersons, Inc. and Medical Mutual of Ohio.

MTD Holdings beneficially owned approximately 47.2% of the issued and outstanding Common Stock as of December 31, 2016.

The Board of Directors believes Mr. King's qualifications to serve as a Director include his extensive experience implementing acquisition strategies, financial transactions and capitalization initiatives throughout his career. His industry and leadership experience from both an operational and financial perspective strengthen the Board of Directors' collective qualifications, skills and experience.

Continuing Directors

CLOYD J. ABRUZZO has served as a Director of the Company since March 2004. Mr. Abruzzo retired in December 2003 from Stoneridge, Inc., a global designer and manufacturer of specialty electrical components and systems for the automotive and commercial vehicle markets. From May 1993 until his retirement, Mr. Abruzzo was a Director and President and Chief Executive Officer of Stoneridge. Mr. Abruzzo joined Stoneridge in 1980 and held several positions prior to becoming President and Chief Executive Officer in May 1993.

In addition to his professional experience described above, the Board of Directors believes that Mr. Abruzzo's qualifications to serve as a Director include his in-depth industry knowledge, business acumen and leadership, which strengthens the Board of Directors' collective qualifications, skills and experience. He is a Certified Public Accountant in Ohio and is a member of the American Institute of Certified Public Accountants (AICPA).

JEAN A. BRUNOL has served as a Director of the Company since 2013. Mr. Brunol currently serves as Director of Ashok Leyland Limited, the second largest commercial vehicle manufacturer in India, and has served in such position since 2012. Mr. Brunol served as Senior Vice President and Strategy Board Member of Federal-Mogul Corporation, a publicly held company that designs, engineers, manufactures and distributes technologies to improve fuel economy, reduce emissions and enhance vehicle safety, from 2005 until 2012. Prior to 2005, Mr. Brunol served at Iveco, the commercial vehicle manufacturer of the Fiat Group, as Senior Vice President Product and Business Strategy, International Operations. Prior to this position, Mr. Brunol served as Chief Executive Officer of SAFT, a worldwide high technology battery company. Mr. Brunol is a board member of Houghton International and serves as Chairman of its compensation committee. Since May 2016, he has also served as a Board member of SPPP, a small French automotive paint and paint accessories company. Mr. Brunol was the President of the French Society of Automotive Engineers until May 2016.

In addition to his professional experience described above, the Board of Directors believes that Mr. Brunol's qualifications to serve as a Director include his in-depth industry knowledge, business acumen and international experience. Mr. Brunol has held a variety of senior management positions in the automotive supply and manufacturing industries and serves as a member of the boards of two other publicly traded companies.

GEORGE G. GOODRICH has served as a Director of the Company since March 2004. Mr. Goodrich has been the Executive in Residence at the Boler School of Business at John Carroll University since January 2003 and had served on its Board of Directors from 1994 until June 2005. Mr. Goodrich retired from Arthur Andersen & Co., a public accounting firm, in August 2001 after spending 37 years with the firm. At the time of his retirement, Mr. Goodrich was a partner of the firm and was Director of Global Tax and Assistant Treasurer for Andersen Worldwide, the parent organization of Arthur Andersen & Co. From 1990 to 1996, Mr. Goodrich also was the Managing Partner of the Cleveland office of Arthur Andersen & Co.

Mr. Goodrich qualifies as an audit committee financial expert due to his extensive background in accounting and finance built through his career in public accounting. In addition to his professional and accounting experience described above, the Board of Directors believes that Mr. Goodrich's qualifications to serve as a Director include his extensive business experience, which strengthens the Board’s collective qualifications, skills and experience. Mr. Goodrich is a CPA, licensed in the State of Ohio. He is a member of the AICPA and Ohio Society of Certified Public Accountants (OSCPA).

MICHAEL S. HANLEY has served as a Director of the Company since 2014. Mr. Hanley currently serves as Director of Borg Warner, a leading global supplier of highly engineered automotive systems and components primarily for powertrain applications, and has served in such position since November 2016. Mr. Hanley retired from Ernst and Young LLP ("EY") in 2014 where he served as the Global Automotive Leader from 2003 to 2014. In this role, Mr. Hanley was responsible for developing the firm’s automotive industry strategy and initiatives worldwide. As a Certified Public Accountant and during his 37 year career at EY, Mr. Hanley provided assurance and advisory services to many global automotive clients, including vehicle manufacturers, component suppliers and aftermarket manufacturers.

In addition to his professional experience described above, the Board of Directors believes that Mr. Hanley's qualifications to serve as a Director include his experience as a speaker on the state of the automotive industry. Mr. Hanley has led conferences and executive discussions covering global and regional automotive megatrends, urban mobility, and doing business in developing markets.

DAVID J. HESSLER has served as a Director of the Company since it was formed in April 1993 and served as Secretary of the Company until March of 2016 . Mr. Hessler is Senior Partner in the law firm of Wegman, Hessler & Vanderburg, and has worked at the firm or its predecessors since 1968. In addition, Mr. Hessler is currently serving as Secretary of MTD Holdings and served as a director of MTD Holdings through January 2011. Mr. Hessler has also served as the Secretary of MTD Products from 1977 through January 2003. Mr. Hessler served as Secretary and a director of such entity from January 2003 through January 2006. Mr. Hessler also served as a director of MTD Products Inc. from January 2003 through January 2006.

MTD Holdings beneficially owned approximately 47.2% of the issued and outstanding Common Stock as of December 31, 2016.

Mr. Hessler has counseled clients in governance and business matters in his role as a lawyer, including serving the Company as a legal adviser since the Company’s formation. In addition to his legal and management experience described above, the Board of Directors believes that Mr. Hessler's qualifications to serve as a Director include his thoughtful analysis, sound judgment and insight into best practices. In addition, his extensive professional experiences strengthen the Board of Directors’ collective qualifications, skills and experience.

DIETER KAESGEN became a Director of the Company in May 2002. Mr. Kaesgen previously served as a Director of the Company from December 1995 until December 1999. Currently, Mr. Kaesgen is Director and President of MTD Holdings, an outdoor power equipment manufacturer. Prior to his current position at MTD Holdings, Mr. Kaesgen served from January 2005 until February 2009 as Special Assistant to the Chairman of the Board of MTD Products, also an outdoor power equipment manufacturer and a wholly owned subsidiary of MTD Holdings. Mr. Kaesgen has been a director of MTD Products since 1983. From January 2001 until January 2005, Mr. Kaesgen served as President and Chief Operating Officer of MTD Products. From October 1996 until January 2001, Mr. Kaesgen served as President of the Consumer Products Group of MTD Products. Mr. Kaesgen served as Executive Vice President and Chief Operating Officer of MTD Products from August 1988 to October 1996. Mr. Kaesgen has been employed with MTD Products since 1962 in various operational capacities.

MTD Holdings beneficially owned approximately 47.2% of the issued and outstanding Common Stock as of December 31, 2016.

Mr. Kaesgen has been active in the affairs of the Company for many years. In addition to his experience and business background described above, the Board of Directors believes that Mr. Kaesgen's qualifications to serve as a Director include his historical internal knowledge of the Company, which provides an important perspective of the Company’s business to the Board of Directors and strengthens its collective qualifications, skills, and experience.

Structure

Currently, Mr. Hermiz serves as President and Chief Executive Officer ("CEO") and Mr. Moll serves as Chairman of the Board. The Board of Directors does not have a policy regarding the separation of the roles of the CEO and Chairman of the Board of Directors because the Board of Directors believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board of Directors. At this time, the Board of Directors has determined that having a separate director, who is not also serving as the Company’s CEO, serve as Chairman is in the best interest of the Company’s stockholders. The Board of Directors believes that this structure is conducive to a greater role for the non-executive Directors in the oversight of the Company and active participation of all the Directors in setting agendas and establishing Board of Director priorities and procedures. Further, this structure promotes the President and CEO's focus on the strategic direction and management of the Company’s day-to-day operations.

The Board of Directors held five meetings in fiscal 2016. All of the Directors attended at least 75% of the total meetings held by the Board of Directors and by all committees on which they served in fiscal 2016. Although the Company does not have a policy with respect to attendance by the Directors at the Annual Meeting, Directors are encouraged to attend. The majority of members of the Board of Directors at that time attended the 2016 annual stockholders' meeting.

Risk Oversight

It is management’s responsibility to manage risk and bring to the Board of Directors’ attention the most material risks to the Company. The Board of Directors oversees the processes established to report and monitor systems for material risks applicable to the Company. The Audit Committee regularly reviews enterprise-wide risk management matters, including treasury risks (i.e., commodity pricing, foreign exchange rates, credit and debt exposures), financial and accounting risks, legal and compliance risks, and other risk management functions. The Compensation Committee considers risks related to the attraction and retention of talent and related to the design of compensation programs and arrangements. The Compensation Committee and management believe that the Company maintains appropriate compensation policies and practices so as not to have a material adverse effect on the Company or encourage excessive risk taking. The full Board of Directors considers strategic risks and opportunities and regularly receives reports from management on risk and from the committees regarding risk oversight in their areas of responsibility.

Director Independence and Qualifications

The Company defines an "independent" director in accordance with the Nasdaq Listing Rules. To be considered "independent," a director must be determined by the Board of Directors to have no relevant material relationship with the Company, other than as a director of the Company. As the concern is independence from management, the Board of Directors does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding. The Board of Directors has made an affirmative determination that each of Messrs. Abruzzo, Brunol, Goodrich, Hanley, Hessler, Kaesgen, King and Moll are independent under Nasdaq’s corporate governance rules. The independent Directors meet regularly in executive session.

The Board of Directors, in consultation with the Nominating and Corporate Governance Committee, periodically reviews the desired skills and characteristics for directors as well as the composition of the Board of Directors as a whole. As part of this assessment the Board of Directors considers each director’s qualifications and independence, as well as diversity, age, skill and experience in the context of the needs of the Board of Directors. At a minimum, directors should share the values of the Company and should possess the following characteristics: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; and the time available to devote to Board of Directors’ activities and the willingness to do so. The Board of Directors does not have a formal policy specifically focusing on the consideration of diversity; however, diversity is one of the many factors that the Board of Directors considers when identifying candidates. In addition to the foregoing considerations, the Board of Directors will consider nominees suggested by directors and management. Ultimately, the Board of Directors will consider prospective nominees the Board of Directors believes will be effective, in collaboration with the other members of the Board of Directors, in collectively serving the long-term interests of the Company’s stockholders.

The Board of Directors does not have a formal policy with regard to the consideration of any director candidates recommended by stockholders. Because of the size of the Board of Directors and the small turnover of its members historically, the Board of Directors addresses the need to retain members and fill vacancies after discussion among current members and the Company’s management. Accordingly, the Board of Directors has determined that it is appropriate not to have a formal policy at this time. The Board of Directors, however, will consider director candidates recommended by stockholders. Any stockholder that wishes to nominate a director candidate should submit complete information as to the identity and qualifications of the director candidate pursuant to the procedures set forth under Communication with the Board of Directors. The Board of Directors does not have any specific qualifications that have to be met by Director candidates and does not have a formal process for identifying and evaluating Director candidates.

Communication with the Board of Directors

The Board of Directors believes that it is important for stockholders to have a process to communicate with the Board. Accordingly, stockholders who wish to communicate with the Board of Directors or a particular Director may do so by sending a letter to the Secretary of the Company at 880 Steel Drive, Valley City, Ohio 44280. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board of Directors or certain specified individual Directors. The Secretary will make copies of all such letters he or she deems to be appropriate and circulate them to the applicable Director or Directors.

Code of Conduct

The Board of Directors has adopted a Code of Conduct which applies to all of the Company’s employees, officers and directors. Among other things, the Code of Conduct: provides guidance for maintaining ethical behavior; requires that employees, officers and directors comply with applicable laws and regulations; provides guidance for keeping complete and accurate records; regulates conflicts of interest; addresses the Company’s policies with respect to gifts and political contributions; and provides mechanisms for reporting violations of the Company’s policies and procedures, including the Code of Conduct. The full text of the Code of Conduct is available on the Company’s website (http://shiloh.com/corporate-governance/). The information contained on or accessible through the Company’s website is not incorporated by reference into this Proxy Statement, and you should not consider such information to be part of this Proxy Statement.

Committees of the Board

The Board of Directors has six standing committees: the Executive and Governance Committee, the Audit Committee, the Compensation Committee, the Finance Committee, the Nominating and Corporate Governance Committee and the Strategic Planning and Technology Committee.

Audit Committee

The Board of Directors has adopted an Audit Committee charter that complies with Nasdaq Listing Rules. The charter of the Audit Committee is available on the Company’s website (http://shiloh.com/corporate-governance/). The information contained on or accessible through the Company’s website is not incorporated by reference into this Proxy Statement, and you should not consider such information to be part of this Proxy Statement. Pursuant to its charter, and without limitation, the Audit Committee has the responsibilities and authority set forth in Nasdaq Listing Rules. Among other things, the Audit Committee is responsible for overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors, including the resolution of disagreements between management and the auditors regarding financial reporting. Additionally, the Audit Committee approves all related-party transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K.

Messrs. Abruzzo, Brunol, Goodrich and Hanley served on the Audit Committee during fiscal 2016. The Board of Directors has determined that Mr. Goodrich qualifies as an "audit committee financial expert," as defined in Regulation S-K. The Board of Directors has affirmatively determined that Messrs. Abruzzo, Brunol, Goodrich and Hanley each meet the audit committee independence requirements as defined in Nasdaq Listing Rules. The Audit Committee held five meetings in fiscal 2016.

Compensation Committee

As specified in more detail in its charter, the Committee’s primary duties and responsibilities include oversight of the Company’s executive compensation policies and practices, discharge of the responsibilities of the Board of Directors relating to executive compensation by reviewing and approving the compensation of the Company’s CEO and the Company’s other executive officers, and administration of incentive and equity-based compensation programs. Messrs. Abruzzo, Brunol, Goodrich and Hanley served on the Compensation Committee during fiscal 2016. No officer or employee of the Company served on the Compensation Committee. Additionally, none of our executive officers serves or served during fiscal 2016 on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee~~.~~

The Board of Directors has affirmatively determined that Messrs. Abruzzo, Brunol, Goodrich and Hanley meet the compensation committee independence requirements as defined in Nasdaq Listing Rules. The Compensation Committee is governed by a charter adopted by the Board of Directors and the Compensation Committee may form and delegate its authority to subcommittees as appropriate. The charter of the Compensation Committee is available on the Company's website (http://shiloh.com/corporate-governance). The information contained on or accessible through the Company’s website is not incorporated by reference into this Proxy Statement, and you should not consider such information to be part of this Proxy Statement. The Compensation Committee held seven meetings in fiscal 2016.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other things, (i) reviewing the qualifications of, and recommending to our Board of Directors nominees for election as Director, (ii) selecting, or recommending that our Board of Directors select, the Director nominees for the next annual stockholders' meeting and (iii) advising our Board of Directors on corporate governance matters applicable to the Company. The Nominating and Corporate Governance Committee is also responsible for developing procedures for stockholders to communicate with the Board of Directors, as well as making recommendations to the Board of Directors regarding nominee submitted by stockholders. Messrs. Abruzzo, Hanley, Hessler and King served on the Nominating and Corporate Governance Committee during fiscal 2016. The Board of Directors has affirmatively determined that Messrs. Abruzzo, Hanley, Hessler and King meet the nominating and corporate governance committee independence requirements as defined in Nasdaq Listing Rules. The Committee is governed by a charter adopted by the Board of Directors. The charter of the Nominating and Corporate Governance Committee is available on the Company's website (http://shiloh.com/corporate-governance/). The information contained on or accessible through the Company’s website is not incorporated by reference into this Proxy Statement, and you should not consider such information to be part of this Proxy Statement. The Nominating and Corporate Governance Committee held one meeting during fiscal 2016.

Strategic Planning and Technology Committee

The Strategic Planning and Technology Committee is responsible for, among other things, (i) reviewing the Company's strategic initiatives, (ii) conducting reviews of industry trends and assessment of the effects on the Company's businesses, (iii) conducting assessments of the Company's products, services and offerings and the viability of such portfolio in meeting the needs of the markets served, (iv) providing recommendations to the Board of Directors to establish a new and/or alter the current strategic direction of the Company and (v) assisting the Board of Directors in their oversight of the Company's management of risks regarding product technology. The Committee is governed by a charter adopted by the Board of Directors. The charter of the Strategic Planning and Technology Committee is available on the Company's website (http://shiloh.com/corporate-governance/). The information contained on or accessible through the Company’s website is not incorporated by reference into this Proxy Statement, and you should not consider such information to be part of this Proxy Statement. Messrs. Brunol, Hanley, Hermiz, Hessler and Kaesgen served on the Strategic Planning and Technology Committee during fiscal 2016. The Strategic Planning and Technology Committee held three meetings during fiscal 2016.

Finance Committee

As specified in more detail in its charter, the Finance Committee primary duties and responsibilities include review of the Company’s capital structure and related material transactions prior to execution, strategies for managing certain exposures to financial, economic and/or hazard risks as well as funding strategies and actions for any Company pension or other post-employment benefit programs. The charter of the Finance Committee is available on the Company’s website (http://shiloh.com/corporate-governance/). The information contained on or accessible through the Company’s website is not incorporated by reference into this Proxy Statement, and you should not consider such information to be part of this Proxy Statement. The current members of the Finance Committee are Messrs. Abruzzo, Hessler, Kaesgen and King. The Finance Committee held four meetings during fiscal 2016.

Executive and Governance Committee

The Executive and Governance Committee exercises the power and authority of the Board of Directors on all matters, except as expressly limited by applicable law, in the interim period between Board of Directors’ meetings. The Executive and Governance Committee does not have a written charter. The current members of the Executive and Governance Committee are Messrs. Goodrich, Hermiz, King and Moll. The Executive and Governance Committee did not meet separately in fiscal 2016.

Audit Committee Report

The Audit Committee has reviewed and discussed with the Company’s management and Grant Thornton LLP, the Company’s independent registered public accounting firm, the audited financial statements of the Company for the year ended October 31, 2016. The Audit Committee also discussed with Grant Thornton LLP, the matters required to be discussed by Auditing Standard No. 16, (Communications with Audit Committee) as adopted by Public Company Accounting Oversight Board.

The Audit Committee has received and reviewed the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence and has discussed with Grant Thornton LLP such independent auditors’ independence. The Audit Committee has also considered whether Grant Thornton LLP’s provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s financial statements is compatible with maintaining their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2016 for filing with the SEC.

This report is submitted by the Audit Committee.

George G. Goodrich, Chairman
Cloyd J. Abruzzo
Jean A. Brunol
Michael S. Hanley

Director Compensation

In fiscal 2016, all Directors, other than Directors who are employees of the Company, received a cash retainer of $13,750 per fiscal quarter. An additional retainer of $250 per fiscal quarter per Board committee was provided for regular committee members. For Directors who served as chairman of a committee, the fees received per fiscal quarter were either $2,000 for the Audit and Compensation Committees, and $1,000 for the Finance, Nominating and Corporate Governance Committee and Strategic Planning and Technology Committees. In addition, the Chairman of the Board of Directors receives a fee per fiscal quarter of $2,000. On March 10, 2016, the Board of Directors awarded each non-employee United States resident member of the Board of Directors with shares of Company restricted common stock valued at $40,000 and each non-employee foreign resident member of the Board of Directors with Company restricted stock units valued at $40,000. The shares and units were awarded under the 2016 Equity and Incentive Compensation Plan with a one-year vesting period. Finally, each Director is reimbursed for any reasonable travel expenses incurred attending board meetings and executing their duties as a member.

Fiscal Year 2016 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards (2)	Total
Curtis E. Moll	$63,500	$48,919	$112,419
Cloyd J. Abruzzo	65,750	48,919	$114,669
Jean A. Brunol (1)	44,666	67,771	$112,437
George G. Goodrich	64,000	48,919	$112,919
Michael S. Hanley	59,500	48,919	$108,419
David J. Hessler	56,500	48,919	$105,419
Dieter Kaesgen	57,250	48,919	$106,169
Robert J. King, Jr.	60,000	48,919	$108,919

(1) Earned fees includes $3,000 for carrying out additional duties as a committee member as requested by and on behalf of the committees on which he served.

(2) Grant date fair value of stock award computed in accordance with FASB ASC Topic 718. For Mr. Brunol, the amount includes the grant date fair value ($18,852) of a grant of 4,598 shares of restricted common stock made to Mr. Brunol on January 15, 2016 in lieu of a cash fee for the first fiscal quarter of 2016. These shares vested on April 15, 2016.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Except as otherwise noted, the following table sets forth certain information as of December 31, 2016 as to the security ownership of those persons owning of record or known to the Company to be the beneficial owner of more than five percent of the voting securities of the Company and the security ownership of equity securities of the Company by each of the Directors and each of the NEOs, and all Directors and executive officers as a group. Unless otherwise indicated, all information with respect to beneficial ownership has been furnished by the respective Director, executive officer or five-percent beneficial owner, as the case may be. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names. Beneficial ownership of the Common Stock has been determined for this purpose in accordance with the applicable rules and regulations promulgated under the Exchange Act, as amended, and includes options held by such entities and individuals that were exercisable on December 31, 2016 or within 60 days thereafter. As of December 31, 2016, the Company had 17,814,636 shares of Common Stock outstanding.

Names And Addresses of Beneficial Owners	Amount and Nature of Beneficial Ownership of Common Stock	Percentage of Shares of Common Stock Beneficially Owned (%)
CERTAIN BENEFICIAL OWNERS:
MTD Holdings Inc (1)	8,405,266	47.2%
5965 Grafton Road
Valley City, Ohio 44280
Dimensional Fund Advisors, Inc. (2)	1,348,914	7.6%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746
DIRECTORS AND EXECUTIVE OFFICERS:
Cloyd J. Abruzzo (3)	30,405	*
Jean A. Brunol	8,475	*
Gary DeThomas	11,550	*
Thomas M. Dugan (4)	50,169	*
George G. Goodrich	15,405	*
Michael S. Hanley	12,405	*
Ramzi Y. Hermiz (5)	254,013	1.4%
David J. Hessler (6)	92,640	*
Dieter Kaesgen (7)	8,504,982	47.7%
Robert J. King, Jr.	13,905	*
Curtis E. Moll (8)	8,621,993	48.4%
Jay Potter (9)	65,169	*
All Directors and executive officers as a group - (12)	9,211,699	51.7%
______________________________

*	Less than one percent

(1)
Information reported is based on a Schedule 13D/A as filed with the SEC on January 29, 2013. MTD Holdings owns 100% of the capital stock of MTD Products. Includes 1,286,285 shares of Common Stock beneficially owned by the MTD Products Inc. Master Employee Benefit Trust, a trust fund established and sponsored by MTD Products. MTD Holdings had sole voting power over 7,300,866 shares of Common Stock, shared voting power over 1,104,400 shares of Common Stock, sole dispositive power over 7,300,866 shares of Common Stock and shared dispositive power over 1,104,400 shares of Common Stock.

(2)
Information reported is based on a Schedule 13G/A as filed with the SEC on February 9, 2016. Dimensional Fund Advisors L.P. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. (These investment companies, trusts and accounts are the "Funds"). In its role as investment advisor and investment manager, Dimensional had sole voting power over 1,305,425 shares of Common Stock and sole dispositive power over 1,348,914 shares of Common Stock as of December 31, 2015. The Funds own all securities reported and Dimensional disclaims beneficial ownership of such securities.

(3)	Includes18,000 shares of Common Stock which are held by KKM Investments LLC, a limited liability company of which Mr. Abruzzo is a partner.

(4)
Includes 14,666 shares of Common Stock subject to stock options granted under the Company’s Amended and Restated 1993 Key Employee Stock Incentive Plan, which are exercisable within 60 days of December 31, 2016. In addition, includes 5,000 shares of restricted Common Stock granted on December 19, 2013, 2,000 shares of Common Stock granted on August 25, 2015 pursuant to the terms of the Amended and Restated 1993 Key Employee Stock Incentive Plan, 5,276 shares of restricted Common Stock granted on March 10, 2016 pursuant to the terms of the 2016 Equity and Incentive Compensation Plan and 3,118 shares of restricted Common Stock granted on December 14, 2016 pursuant to the terms of the 2016 Equity and Incentive Compensation Plan.

(5)
Includes 80,257 shares of restricted Common Stock granted pursuant to the terms of the Amended and Restated 1993 Key Employee Stock Incentive Plan, 11,600 shares of Common Stock purchased on the open market and 101,918 shares of restricted Common Stock granted on March 10, 2016 pursuant to the terms of the 2016 Equity and Incentive Compensation Plan and 60,238 shares of restricted Common Stock granted on December 14, 2016 pursuant to the terms of the 2016 Equity and Incentive Compensation Plan.

(6)
Includes 1,000 shares of Common Stock owned by Mr. Hessler’s spouse and 20,000 shares of Common Stock held by the Jochum Moll Foundation, a charitable organization in which Mr. Hessler shares voting and investment power over all the foundation’s assets. Mr. Hessler disclaims beneficial ownership of these 21,000 shares of Common Stock.

(7)
Includes 7,300,866 shares of Common Stock which are owned of record by MTD Holdings and 1,104,400 shares of Common Stock beneficially owned by the MTD Products Inc. Master Employee Benefit Trust, a trust fund established and sponsored by MTD Products. Mr. Kaesgen is a director and president of MTD Holdings and a director of MTD Products. Mr. Kaesgen’s address is c/o MTD Holdings Inc, 5965 Grafton Road, Valley City, Ohio 44280. Includes 40,000 shares of Common Stock held under the Dietrich Kaesgen Declaration of Trust U/A/D/ 5/7/2007 of which Mr. Kaesgen is the trustee.

(8)
Includes 7,300,866 shares of Common Stock which are owned of record by MTD Holdings and 1,104,400 shares of Common Stock beneficially owned by the MTD Products Inc. Master Employee Benefit Trust, a trust fund established and sponsored by MTD Products. Mr. Moll is Chairman of the Board of Directors and CEO of MTD Holdings and is director of MTD Products. Also includes 1,104 shares of Common Stock held by Mr. Moll’s spouse, 4,146 shares held by Mr. Moll’s children and 20,000 shares of Common Stock held by the Jochum Moll Foundation, a charitable organization, in which Mr. Moll shares voting and investment power over all the foundation’s assets. Mr. Moll’s address is c/o MTD Holdings, Inc, 5965 Grafton Road, Valley City, Ohio 44280.

(9)
Includes 29,000 shares of restricted Common Stock granted pursuant to the terms of the Amended and Restated 1993 Key Employee Stock Incentive Plan, 22,482 shares of restricted Common Stock granted on March 10, 2016 pursuant to the terms of the 2016 Equity Incentive Compensation Plan and 13,687 shares of restricted Common Stock granted on December 14, 2016 pursuant to the terms of the 2016 Equity and Incentive Compensation Plan..

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Exchange Act which were furnished to the Company during or with respect to fiscal 2016 by persons who were, at any time during fiscal 2016, directors or officers of the Company or beneficial owners of more than 10% of the outstanding shares of Common Stock, all Section 16(a) filing requirements for reporting persons were met.

Certain Relationships and Related Transactions

The law firm of Wegman, Hessler & Vanderburg, of which David J. Hessler is a Senior Partner, provided services on an on-going basis to the Company. In fiscal 2016 services provided amounted to $264,801 and in fiscal 2015, services provided amounted to $606,061. Mr. Hessler is a Director of the Company.

In fiscal 2016 and 2015, the Company had sales to MTD Products and its affiliates in the aggregate amount of approximately $5.7 million and $6.4 million, respectively. Curtis E. Moll is the Chairman of the Board of Directors and CEO of MTD Holdings and director of MTD Products, Dieter Kaesgen is a director and president of MTD Holdings and a director of MTD Products, Mr Hessler is the Secretary of MTD Holdings and Robert J. King, Jr. is a director of MTD Holdings. Mr. Moll and Mr. Kaesgen are cousins.

All of the foregoing transactions were reviewed and approved by the Audit Committee.

COMPENSATION DISCUSSION AND ANALYSIS

The following discusses the various components of compensation paid to, or earned by, the NEOs of the Company for fiscal 2016. As used in this Proxy Statement, the term "NEOs" refers to:

Name	Latest Role in 2016
Ramzi Y. Hermiz	President and Chief Executive Officer
W. Jay Potter	Senior Vice President and Chief Financial Officer
Thomas M. Dugan	Vice President of Finance and Treasurer
Gary DeThomas	Vice President, Corporate Controller
——————
(1) Mr. Potter commenced employment with the Company on December 16, 2015.
(2) Mr. Dugan ceased service as our Principal Financial Officer as of February 1, 2016 and is no longer an executive officer.

Executive Summary

An Overview of Our Executive Compensation Philosophy

The philosophy underlying our executive compensation program is to provide our executives with an attractive, flexible, and market-based total compensation program that pays for performance and aligns with the interests of our stockholders. Our objective is to use our executive compensation program to recruit, motivate and retain outstanding talent that will deliver sustained high performance to our stockholders and exceptional products to our customers.

•
Market-Based Program: Our executive compensation program provides a total compensation package comprised of a base salary, a target annual cash incentive opportunity and from time to time stock-based awards. We target total compensation of our executives within a competitive range of the median total compensation offered by similarly-sized industrial companies to their executives. While we target paying our executives total compensation within this market range of total compensation medians, our Board of Directors' Compensation Committee, which we refer to in this CD&A as the Committee, has the discretion to adjust target total compensation levels outside of this range as necessary and appropriate (up or down) to administer the executive compensation program, retain key team members and enhance our ability to recruit outstanding talent.

•
Pay for Performance: We believe that our executives should be incentivized through their compensation to create value for our stockholders so our executive compensation program places a significant amount of our executives’ total compensation at risk. Accordingly, the total compensation earned by our executives depends on the achievement of Company, business unit and individual performance targets designed to enhance stockholder value. Our executives earn larger amounts when the Company achieves superior performance and smaller amounts if we do not achieve target performance.

Summary of Shiloh's 2016 Business

2016 Company Performance Highlights

The Company finished fiscal year 2016 with good momentum in our business despite the presence of several headwinds that presented challenges throughout the year. In addition, the Company continued to make solid progress on our stated strategy to upgrade the use of our technology, expand our suite of products and establish a global presence. Positive developments for fiscal 2016 include:

•	Primary industry provider of lightweighting technology solutions while focusing on sustainable mobility and a safer, healthier environment

•	Building and strengthening of the leadership team

•	Improvement of our Balance Sheet by reducing debt by $42 million to $258 million

•	Business wins of $170 million across all product brands

•	Major new business awards including FCA, General Motors and Tesla

•	Diversification in range of automobile and commercial vehicles

•	Recognition by our customers for supplier excellence

Key Operational Measures

Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Shiloh's Annual Report on Form 10-K for the fiscal year ended October 31, 2016 for a more detailed description of these financial results.

Executive Compensation Program: Structure and Highlights

The following is an overview of the key components of the 2016 program, which components are further described throughout this CD&A.

Summary of Shiloh's Executive Compensation Program

Key Pay Elements	Base Salary	Short-Term/Annual Incentives	Long-Term Incentives

Form of Compensation Delivered	Cash	Cash	Cash Restricted Stock / Restricted Stock Units

Performance Metrics	n/a	100% tied to adjusted EBITDA	3-year cumulative Adjusted EBITDA 3-year average ROCE (1)

Purpose	Provide fixed compensation to attract and retain NEOs	Reward and motivate NEOs for achieving key short-term performance objectives	Reward and motivate NEOs for achieving key longer-term performance objectives, and also further align NEO interests with those of our stockholders

(1) defined as return on capital employed

Robust Compensation Program Governance

Shiloh has rigorous governance with respect to its executive compensation program:

▪	Alignment of pay with performance over both the short- and long-term

▪	Anti-hedging/ pledging policy

▪	No excise tax gross-ups in any officer agreements for change-in-control

▪	Limited and modest perquisites that have a sound benefit to the Company's business

▪	No tax gross-ups or tax assistance on perquisites

▪	No repricing of underwater stock options without stockholder approval

▪	Use of independent compensation consultant

Executive Compensation Program Details

Executive Compensation Principles

Our executive compensation programs are designed and administered to balance the achievement of near-term operational results and long-term growth goals with the ultimate objective of increasing long-term stockholder value. Our key compensation principles are as follows:

▪
Provide a Competitive Base Salary: Base salaries provide a form of fixed compensation and are reviewed annually by the Committee using salary surveys, internal equity and performance as discussed in the "Pay Levels vs. Market" section below. General knowledge of the market is used as a reference point, but internal equity within our NEO group is also important. Increases were made to salaries for fiscal 2016 as shown below.

▪	Pay for Performance: Executive compensation should be tied to performance, including contribution to both short-term and long-term corporate financial performance and stockholder value creation.

▪
Team-Based Management Approach: Shiloh uses a team-based management approach, so 100% of incentives awarded to NEOs are contingent on achieving a common set of goals for Shiloh's consolidated financial performance or the performance of Shiloh's stock.

▪
Incentive Compensation Should be a Greater Part of Total Compensation for More Senior Positions: As employees assume more responsibility and have greater opportunity to affect Company performance and stockholder value, an increasing share of their total compensation package is derived from variable incentive compensation.

▪
Interests of Our Executive Group Should be Aligned with Stockholders: Through the targeted use of restricted stock, we have aligned the long-term interests of our NEOs with those of our stockholders. Beginning in fiscal 2016, as described below, a performance-contingent element is being added to create a long-term incentive program.

Key Components of Executive Compensation Program

The key elements of the Company’s executive compensation program consist of base salary, short-term incentives, long-term incentives (restricted stock), qualified retirement plans (cash balance retirement plan and profit sharing retirement plan) and certain perquisites and personal benefits.

Base Salary

Base salaries serve as a primary means of compensation for the NEOs. Base salaries are intended to be equitable and high enough to keep qualified executives from being over-dependent on cash bonuses in a cyclical industry.

Mr. Hermiz earned a base salary of $850,000 during fiscal 2016.  Mr. Potter's base salary remained consistent in fiscal 2016 as he was hired after the Company's annual merit increase cycle. Mr. Dugan's base salary was adjusted to $220,000 as his duties were modified when Mr. Potter joined the Company in December of 2015 and Mr. DeThomas earned a base salary of $231,000 during fiscal 2016.

As a result, the base salary earned by each NEO during fiscal year 2016 was as follows:

	NEO Base Salaries
Name and Principal Position	Fiscal 2015	Fiscal 2016	% Increase	Rationale for Change
Ramzi Y. Hermiz	$850,000	$850,000	—%	n/a
W. Jay Potter	$0	$375,000	—%	New hire in Fiscal 2016
Thomas M. Dugan	$250,000	$220,000	—%	Modified responsibilities upon new CFO hiring
Gary DeThomas	$220,000	$231,000	5.0%	Merit increase

Short-Term/Annual Incentives

The Company maintained the Shiloh Industries, Inc. Management Incentive Plan ("MIP") through the 2016 to provide its eligible employees with annual cash incentives for short-term performance. The MIP, which was reapproved by the stockholders of the Company at the 2014 Annual Meeting, is administered by the Committee and entitles eligible employees to be paid a cash bonus based upon the attainment of certain performance criteria established annually by the Committee.

The fiscal 2016 MIP award was calculated based on Company achievement against the following performance measure established by the Committee: the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA").  Meeting the performance measure would entitle the participants to be paid a bonus based upon varying percentages of their respective base salaries and the level of achievement of EBITDA in relation to the targets established by the Committee. The Committee established the target bonus payout for Mr. Hermiz at 100% of his base salary, for Mr. Potter at 50%, for Mr. DeThomas at 40% and Mr. Dugan at 40% of their respective salaries. The fiscal 2016 MIP award would payout at 100% if EBITDA ranged between $65.0 to $74.0. If EBITDA exceeded $74.0, the payout would increase until the maximum payment of 200% was reached, subject to adjustment based on the Committee's and the President and Chief Executive Officer's evaluation of each participant's personal performance achievement.

Performance Results Against Targets

As shown in the following table, actual 2016 Company performance against the established measure produced no overall payout because the targeted level of $65.0 was not achieved, as determined by the Compensation Committee:

	100% Payout		Up to 200% Payout
MIP Measure	Minimum	Maximum	Exceeds	Actual	Payout
EBITDA ($M) (1)	$65.0	$74.0	$74.0	$64.2	0%

(1) EBITDA is calculated as follows: earnings before interest, taxes, depreciation and amortization

Long-Term Incentives

The Company maintained the 2016 Equity and Incentive Compensation Plan ("Plan") approved by stockholders at the 2016 Annual Meeting. The Plan, a means to provide its eligible employees with cash, restricted common stock and restricted stock units as long-term incentives, is administered by the Committee and entitles eligible employees to be rewarded based upon the attainment of certain performance criteria established annually by the Committee.

For fiscal 2016, the Company provides cash and equity-based long-term incentives through a mix of 50% long-term cash based on 3-year ROCE and 3-year adjusted EBITDA goals, which ranges from 0% to 200% based on the achievement of performance goals, and 50% in the award of Restricted Stock or Restricted Stock Units, which vest based on the passage of time and fluctuate in value based on changes in our stock price. Long-term cash awards cliff vest at the end of the 3-year performance period, while restricted stock and restricted stock units vest ratably over a 3-year period of employment. In making awards to any individual, the Committee does not consider his or her gains made, or failure to achieve gains, on prior restricted stock, stock option or performance stock unit awards.

We believe it is important to deliver a portion of compensation in equity to align NEOs with stockholders and create a tie to the long-term market performance of Shiloh stock. The Committee believes that equity-based awards align eligible employees' interests with those of stockholders by reinforcing the risk of ownership and the importance of providing competitive long-term returns to stockholders. Such awards were granted under the 2016 Equity and Incentive Compensation Plan, and awards are generally based on the recipient’s position within the Company and considering other personal performance factors. During fiscal 2016, Mr. Hermiz received a grant of 101,918 shares of restricted stock, Mr. Potter received a grant a of 22,482 shares of restricted stock and both Mr. Dugan and Mr. DeThomas received a grant of 5,276 shares of restricted stock, each in March 2016, in recognition of their leadership.

Employee Benefits and Perquisites

▪
Employee Benefits: The Company provides employees, including the NEOs, a variety of other employee welfare benefits including medical benefits, disability benefits, life insurance, accidental death and dismemberment insurance, which are generally provided to employees on a Company-wide basis. The Company provides a 401(k) plan which is available to the NEOs of the Company on the same basis as all other eligible employees of the Company. The plan is designed to provide participants with a means by which to save for retirement. The plan is a qualified plan to which the Company has made profit sharing and matching contributions on behalf of the plans’ participants. Until October 31, 2006, the Company also provided a cash balance retirement plan ("Cash Balance Plan"), which is described below in the section entitled "Pension Benefits" in the "Compensation Tables and Related Disclosures" section of this Proxy Statement.

▪
Other Executive Perquisites: The Company provides for all NEOs comparable car allowance. The Committee believes that these benefits are reasonable and consistent with its overall compensation program and better enable us to attract and retain superior executive talent.

▪
Executive Employment Agreement and Executive Change in Control Agreements: The Company is party to an executive employment agreement with Mr. Hermiz and Mr. Potter and executive change in control agreements with Messrs. Hermiz and Dugan. More information concerning the terms of the employment agreement and the change in control agreements, and the amounts payable pursuant to the agreements, is provided under the section entitled "Employment Agreements and Change in Control Agreements" in the "Compensation Tables and Related Disclosures" section of this Proxy Statement.

Process for Determining Executive Compensation

Committee. The Committee, composed solely of independent directors, is responsible for our executive officer compensation decisions. The Committee works closely with its independent consultant and management to examine pay and performance matters throughout the year. The Committee held seven meetings over the course of fiscal 2016, all of which either ended or started with an executive session without management present. The Committee charter may be accessed through the "Corporate Governance" link found on our website at: http://shiloh.com/about-us/corporate-governance/. The information contained on or accessible through the Company’s website is not incorporated by reference into this Proxy Statement, and you should not consider such information to be part of this Proxy Statement.

In the first quarter of each fiscal year, the Committee, along with the compensation adviser, reviews the Board of Directors' assessment of the CEO's performance with the CEO and reviews Company results for the prior year. In addition, the Committee approves the following, as explained below: changes to executive officer base salaries and incentive targets, if any, for the current year; bonus payout, if any, for the previous fiscal year; bonus design and targets for the current fiscal year; stock-based awards, vesting conditions, goals and grants for the current fiscal year. Agenda items for the second quarter vary each year but always include a review of Company performance and progress toward the achievement of incentive plan targets. The Committee generally conducts its annual review of executive compensation in the third or fourth quarter of each year. The Committee is provided a report from its independent compensation consultant who compares the compensation of Company executives to survey data - companies from within the manufacturing sector - and provides recommendations for compensation actions. Following this, in the final quarter of the fiscal year or the first quarter of the subsequent fiscal year, management generally presents the Committee with recommended executive compensation changes for each element of compensation.

The design of the annual bonus program is typically discussed over multiple meetings prior to the actual approval of the plan in the first quarter of each year. The discussions generally focus on the metrics to be utilized, the difficulty of the performance goals and the weightings for each metric. Other items that are addressed on an annual basis include a review of the Committee's charter and a compensation-related risk assessment.

Executive Management. Our Senior Vice President, Human Resources, Information Technology and Supply Chain ("SVP HR IT and Supply Chain"), acting under the supervision of the CEO and working with members of our Human Resources, Legal and Finance departments, is responsible for designing and implementing executive compensation and discussing significant proposals or topics impacting executive compensation at Shiloh with the Committee. This includes development of compensation recommendations for all officers, in accordance with the compensation philosophy and policies more fully described elsewhere in this CD&A. The CEO, SVP, HR, IT and Supply Chain, and the VP, Legal and Government Affairs are invited to, and generally do, attend Committee meetings.

The Committee has exclusive authority for approving the compensation of the CEO and the other NEOs. The CEO meets with the Committee and the compensation consultant to discuss Company and individual performance objectives and outcomes, and review compensation recommendations for executive officers directly reporting to him. Thereafter, the Committee meets privately with the independent compensation consultant to review and determine compensation of our CEO. Mr. Hermiz does not provide recommendations for his own compensation. In addition, the Committee sets (approves) the targets each year for compensation plan performance metrics for our officers; management provides input and recommendations, as well as information and analyses, as requested by the Committee.

Independent Compensation Consultant. The Compensation Committee has the authority to retain and terminate a compensation consultant, and to approve the consultant’s fees and all other terms of such engagement. The Committee directly retains Compensation Advisory Partners LLC ("CAP") as its independent compensation consultant. The scope of the work done by CAP for the Committee has included the following:

•	Preparing analyses and recommendations to inform the Committee’s decisions related to executive and director compensation;

•	Providing updates on market trends and the regulatory environment, as they relate to executive and director compensation;

•	Reviewing and commenting on management proposals presented to the Committee; and

•	Supporting preparation of the incentive compensation risk assessment.

The Committee assessed the independence of CAP pursuant to SEC and NASDAQ rules, and concluded that no conflict of interest exists that would prevent CAP from independently representing the Committee. CAP will not perform other services for the Company without the consent of the Chair of the Committee. CAP meets with the Committee Chair and the Committee outside the presence of management. In addition, CAP participates in all of the Committee’s meetings and, when requested by the Committee Chair, in preparatory meetings and executive sessions.

Pay Levels vs. Market. The Committee, with the assistance of its independent compensation consultant, reviewed market survey data to assess the competitiveness of NEO compensation versus market. The Committee uses this information as an input into assessing the overall compensation program, as the Committee recognizes that a competitive compensation program is critical to attracting, retaining and rewarding top talent, all of which is critical to executing our strategy and delivering value to our stockholders. The Committee does not target a specific market point, but uses the market median as a general guideline, while also considering other factors such as company performance, individual experience, job responsibilities and individual performance factors.

In fiscal 2016, we utilized multiple survey sources, including Towers Watson and Kenexa. With respect to these surveys, data consisted of companies in the manufacturing sector, with median revenues of approximately $1 billion, and the identity of individual companies comprising the survey data is not considered by the Committee in its evaluation process.

Compensation Governance Practices. The Company places high value on strong compensation governance practices. These governance practices include:

Practices We Employ	Practices We Avoid
● Pay is linked to performance	● Hedging or short sales of stock is not permitted
● Change-in-Control ("CIC") severance requires a "double trigger" (in other words, a change in control event and a timely qualifying termination after the change in control event)	● Dividends or dividend equivalents are not provided on unearned equity awards
● The Committee reviews NEO pay annually	● No excise tax gross-ups are provided to any executives
● The Committee is comprised entirely of independent directors	● We do not provide additional supplemental executive retirement service credit as a recruitment tool for executive hires
● The Committee engages an independent consultant
● The Committee regularly has executive sessions without management present

Strong Say-on-Pay Support. We last conducted a say-on-pay vote at the 2016 Annual Meeting of Stockholders. While this vote is not binding, our Board of Directors and the Committee value the opinions of our stockholders. The say-on-pay vote that occurred at the 2016 Annual Meeting of Stockholders resulted in 99% of stockholders approving the compensation paid to our NEOs, including those who abstained from voting. Management and the Committee considered our stockholders’ affirmative 2016 Say on Pay vote, and believe it to be an indication of support for Shiloh’s executive compensation program and practices, therefore, the Committee did not consider changing our compensation policies as a result of the vote. We include a non-binding resolution seeking stockholder approval in the annual proxy materials every three years.

Compensation Risk Analysis. In May 2016, the Committee reviewed the conclusions of a risk assessment of our compensation policies and practices covering all employees, which was conducted by a cross-functional team with representatives from Human Resources, Legal, and Finance, with the assistance of the Committee’s independent compensation consultant. The Committee evaluated the levels of risk-taking that potentially could be encouraged by our compensation arrangements, taking into account the arrangements’ risk-mitigation features, to determine whether they are appropriate in the context of our strategic plan and annual budget, our overall compensation arrangements, our compensation objectives and our Company’s overall risk profile. Select identified risk mitigation features included the following: use of financial performance metrics that are readily monitored and reviewed; use of common performance metrics for incentives across the Company's management team; capped payout levels for annual incentives; and multiple levels of review and approval of incentive awards, including Committee approval of all officer compensation proposals.

Our Committee concluded that we have a balanced pay and performance executive compensation program that does not drive excessive financial risk-taking. We believe that the Company does not use compensation policies or practices that create risks that are reasonably likely to have a material adverse effect on the Company.

Anti-hedging Policies. Pursuant to our insider trading policy, our directors and NEOs are subject to certain anti-hedging restrictions, including the prohibition from making pledges, short sales, or transactions including options and other derivatives related to Company stock.

Clawback Policy. Under the Sarbanes-Oxley Act of 2002, in the event of misconduct that results in a financial restatement that would have reduced previously paid incentive compensation, the amount of improper payments to our Chief Executive Officer and principal financial officer can be recouped. In addition, we intend to implement a clawback policy in accordance with the requirements of the Dodd-Frank Act and the regulations that will be issued under that Act. We have elected to defer adoption of a clawback policy until the SEC issues final regulations on this matter, to ensure that we are able to implement a single fully compliant policy at one time, rather than implementing a policy that may require significant modifications after the final SEC regulations are issued.

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") generally disallows a federal income tax deduction to publicly traded companies for compensation paid to certain executives to the extent such compensation exceeds $1 million per executive in any fiscal year. Compensation that satisfies the Code’s requirements for qualified performance-based compensation is not subject to that deduction limitation. Historically, the Committee has maintained the flexibility to pay incentive compensation, or other compensation that does not meet requirements specified under IRC Section 162(m) and is not deductible as performance-based compensation. As a result, the tax deductibility of our components of compensation, including base salaries above $1 million, time-based restricted stock, and the taxable value of executive benefits and perquisites, is potentially limited under current tax rules. The Committee believes that tax deductibility is only one of several relevant considerations in setting compensation, and that the tax deduction limitation should not be permitted to compromise the Company’s ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation has and may continue to result in compensation that in certain cases is not deductible for federal income tax purposes.

The Committee may decide from time to time to grant compensation that will not qualify as "performance-based" compensation for purposes of the Code when, in the Committee’s judgment, those payments or grants are needed to achieve the Committee’s overall compensation objectives. Moreover, even if the Committee intends to grant compensation that qualifies as "performance-based" compensation for purposes of the Code, the Company cannot guarantee that such compensation will so qualify or ultimately will be deductible.

Accounting Implications. In designing our compensation and benefit programs, the Committee reviews and considers the accounting implications of its decisions, including the accounting treatment of amounts awarded or paid to our officers.

Other Compensation Program and Governance Features

Compensation Committee Report

The Committee, which is comprised entirely of independent directors, is responsible to the Board of Directors and our stockholders for the oversight and administration of executive compensation at Shiloh. The Committee approves the principles guiding the Company's compensation philosophy, reviews and approves executive compensation levels (including cash compensation, equity incentives, benefits and perquisites for officers) and reports its actions to the Board of Directors for review and, as necessary, approval. The Committee is responsible for interpreting Shiloh's executive compensation plans and programs. It is our practice that all compensation decisions affecting a corporate officer must be reviewed and approved by the Committee. Additional details regarding the role and responsibilities of the Committee are defined in the Committee Charter, located in the Corporate Governance section of the Company's website (http://shiloh.com/corporate-governance/).

The Committee has reviewed and discussed the foregoing CD&A with management. Based on our review and discussions with management, we recommend to the Board of Directors that the CD&A be included in this Proxy Statement and in our Annual Report on Form 10-K for the year ended October 31, 2016.

The Compensation Committee:
Cloyd J. Abruzzo, Chair
Jean Brunol
George Goodrich
Michael S. Hanley

Compensation Committee Interlocks and Insider Participation

In 2016, none of our executive officers served on the compensation committee (or equivalent) or board of directors of another entity whose executive officer(s) served on the Compensation Committee or our Board of Directors.

Compensation Tables and Related Disclosures

Fiscal Year 2016 Summary Compensation Table

The following table summarizes, for our three most recently completed fiscal years (as applicable), the compensation of our NEOs. The amounts shown include compensation for services in all capacities that were provided to the Company and its direct and indirect subsidiaries and predecessors.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Fiscal Year	Salary (5)	Bonus	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
Ramzi Y. Hermiz,	2016	$850,000	n/a	$424,998	$0	$0	$19,700	$1,294,698
President and Chief Executive Officer	2015	$822,308	n/a	$0	$0	$0	$30,042	$852,350
	2014	$700,000	n/a	$0	$539,700	$0	$27,838	$1,267,538

Jay Potter	2016	$381,635	n/a	$248,900	$0	$0	$18,296	$648,831
Senior Vice President and Chief Financial Officer

Thomas M. Dugan	2016	$232,693	n/a	$22,001	$0	$4,908	$18,408	$278,010
Vice President of Finance and Treasurer	2015	$237,884	n/a	$20,260	$0	$0	$22,399	$280,543
	2014	$207,308	n/a	$103,200	$94,600	$5,634	$22,600	$433,342

Gary DeThomas	2016	$261,985	n/a	$22,001	$0	$0	$18,606	$302,592
Vice President Corporate Controller	2015	$139,615	n/a	$30,390	$0	$0	$9,858	$179,863
______________________________

(1)
The amounts in column (e) for 2016 reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of restricted stock granted pursuant to both the Amended and Restated 1993 Key Employee Stock Incentive Plan which was replaced with the 2016 Equity and Incentive Compensation Plan. On December 16, 2015, Mr. Potter was granted a number of shares of restricted stock with the value of $155,150. The 2016 restricted stock award vests in three annual installments of 20%, 30% and 50% on the applicable anniversary of the grant date. On March 10, 2016, Mr. Hermiz, Mr. Potter, Mr. Dugan and Mr. DeThomas were each granted a number of shares of restricted stock with the value of $424,998, $93,750, $22,001 and $22,001, respectively. The 2016 restricted stock awards vest ratably over three years on the applicable anniversary of the grant date.

(2)	The amounts in column (f) for 2016 reflect that none of the NEOs earned an annual short term incentive payment for 2016.

(3)
The amounts reported reflect the change in actuarial present value of the accumulated benefits under the Cash Balance Plan, determined by comparing the prior completed fiscal year end amount to the covered fiscal year end amount. For fiscal 2016, the change in actuarial present value of the accumulated benefit for Mr. Dugan was $4,908.

(4)
The amounts shown in column (g) for 2016 are attributable to the following: Mr. Hermiz, Mr. Dugan and Mr. DeThomas each received $8,400 in fiscal 2016 for an auto allowance (Mr. Potter received $7,700 in fiscal 2016). In addition, included are the Company’s contributions to the Company’s defined contribution plan on behalf of each NEO. Mr. Hermiz received a contribution of $10,600 for fiscal 2016. Mr. Potter received a contribution of $11,054 in fiscal 2016. Mr. Dugan received a contribution of $9,308 for fiscal 2016. Mr. DeThomas received a contribution of $10,206 in fiscal 2016. Also included are the Company's contributions to the Company's high deductible medical insurance plan. Both Messrs. Hermiz and Dugan received a contribution of $700 for fiscal 2016. Mr. Potter received a contribution of $592 to his high deductible medical insurance plan for fiscal 2016. Mr. Potter and Mr. DeThomas did not participate in that plan for fiscal 2016.

(5)	The amounts in column (c) for 2016 include a $60,000 signing bonus for Mr. Potter and a $35,000 retention bonus for Mr. DeThomas.

Fiscal Year 2016 Grants of Plan-Based Awards

(a)		(b)	(c)	(d)	(e)	(f)	(g)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Award	Grant Date	Threshold	Target (1)	Maximum (2)	All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards (2)
Ramzi Y. Hermiz	Restricted Stock	3/10/2016	n/a	n/a	n/a	101,918	$424,998
Ramzi Y. Hermiz	Actual Cash Incentive	n/a	n/a	$850,000	$1,700,000	n/a	n/a
Jay Potter	Restricted Stock	3/10/2016	n/a	n/a	n/a	29,000	$155,150
Jay Potter	Restricted Stock	12/16/2015	n/a	n/a	n/a	22,482	$93,750
Jay Potter	Actual Cash Incentive	n/a	n/a	$187,500	$375,000	n/a	n/a
Thomas M. Dugan	Restricted Stock	3/10/2016	n/a	n/a	n/a	5,276	$22,001
Thomas M. Dugan	Actual Cash Incentive	n/a	n/a	$88,000	$176,000	n/a	n/a
Gary DeThomas	Restricted Stock	3/10/2016	n/a	n/a	n/a	5,276	$22,001
Gary DeThomas	Actual Cash Incentive	n/a	n/a	$92,400	$184,800	n/a	n/a

(1)
The amounts shown in columns (d) and (e) reflect the target and maximum award opportunities for the NEOs under the MIP for 2016, with the maximum award representing 200% of the target award. 100% of this short-term incentive award was based on EBITDA performance. The target award levels represent 100%, 50%, 40% and 40%, respectively, of Messrs. Hermiz, Potter, Dugan, and DeThomas’s 2016 base salary rates. As further described above, because final payouts were subject to reduction based on relative achievement of personal performance achievement, there is no threshold payout opportunity for this award.

(2)
The amounts shown in column (g) reflect the grant date fair value computed in accordance with FASB ASC Topic 718. Of the stock awards granted in fiscal year 2016, the awards granted on March 10, were pursuant to the 2016 Equity and Incentive Compensation Plan and corresponds to the amounts set forth in column (e) for 2016 of the Fiscal Year 2016 Summary Compensation Table. These restricted stock awards vest ratably over three years. Of the stock awards granted in fiscal 2016, the awards granted on March 10, 2016 were pursuant to the 2016 Equity Incentive Plan and corresponds to the amounts set forth in column (e) for 2016 of the Fiscal Year 2016 Summary Compensation Table. These restricted stock awards vest ratably over three years on the anniversary of the grant date.

Outstanding Equity Awards at 2016 Fiscal Year-End

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options – Not Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Stock that Have Not Vested	Market Value of Shares that Have Not Vested (5)
Ramzi Y. Hermiz	3/10/2016 (4)	n/a	n/a	n/a	n/a	101,918	$712,407
Jay Potter	3/10/2016 (4)	n/a	n/a	n/a	n/a	22,482	$157,149
	12/16/2015 (3)	n/a	n/a	n/a	n/a	29,000	$202,710
Thomas M. Dugan	2/14/2007	8,000	n/a	$14.74	2/14/2017	n/a	n/a
	8/13/2009	1,666	n/a	$5.30	8/13/2019	n/a	n/a
	12/10/2010	5,000	n/a	$12.04	12/10/2020	n/a	n/a
	12/19/2013 (1)	n/a	n/a	n/a	n/a	2,500	$17,475
	8/25/2015 (2)	n/a	n/a	n/a	n/a	1,600	$11,184
	3/10/2016 (4)	n/a	n/a	n/a	n/a	5,276	$36,879
Gary DeThomas	8/25/2015 (2)	n/a	n/a	n/a	n/a	2,400	$16,776
	3/10/2016 (4)	n/a	n/a	n/a	n/a	5,276	$36,879

1.	These shares of restricted stock vest in 1/3 increments on each of the first three anniversaries of the grant date.

2.
These shares of restricted stock vest as to 20% of such shares on the first anniversary of the grant date, 30% of such shares on the second anniversary of the grant date, and 50% of such shares on the third anniversary of the grant date.

3.
These shares of restricted stock vest as to 20% of such shares on the first anniversary of the grant date, 30% of such shares on the second anniversary of the grant date, and 50% of such shares on the third anniversary of the grant date.

4.	These shares of restricted stock vest in 1/3 increments on each of the first three anniversaries of the grant date.

5.
The market value of unvested shares of restricted stock is calculated using $6.99 per share, which was the closing market price of our common stock on the Nasdaq Stock Market on the last trading day of fiscal 2016.

Fiscal Year 2016 Option Exercises and Stock Vested

The following table sets forth certain information regarding restricted stock that vested during 2016 for the NEOs. None of the NEOs exercised options during fiscal 2016.

	Stock Awards
Named Executive Officer	Number of Shares Acquired on Vesting	Value Realized on Vesting
Ramzi Y. Hermiz	17,191	$153,937
Jay Potter	—	$0
Thomas M. Dugan	1,650	$9,553
Gary DeThomas	600	$5,292

Fiscal Year 2016 Pension Benefits

Until October 31, 2006, the Company provided benefits under the Cash Balance Plan. The Company froze contributions to the Cash Balance Plan. As a result, the Cash Balance Plan ceased to accrue current service costs effective January 31, 2007. Benefit obligations that were earned through January 31, 2007 by participants remained and will continue to accrue interest and vest in accordance with the plan’s vesting requirements, with 100% vesting achieved after five years of service. Of the NEOs, only Mr. Dugan is entitled to benefits under this plan. Under the Cash Balance Plan’s benefit formula, the estimated benefit payable upon retirement at age 65 as of October 31, 2016 for Mr. Dugan was $73,350.

Fiscal Year 2016 Pension Benefits
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year
Ramzi Y. Hermiz	n/a	n/a	n/a	n/a
Jay Potter	n/a	n/a	n/a	n/a
Thomas M. Dugan	Cash Balance Plan	6	$73,350	n/a
Gary DeThomas	n/a	n/a	n/a	n/a

Employment Agreements and Change in Control Agreements

Employment Agreements in Effect During 2016 with the Named Executive Officers.

During 2016, the Company was party to employment agreements with Messrs. Hermiz and Potter as described below.

•	Term. On September 4, 2012, the Company entered into an employment agreement with Mr. Hermiz. On December 16, 2016, the Company entered into a three-year employment agreement with Mr. Potter.

•
Base Salary and Benefits. The employment agreements with Messrs. Hermiz and Potter provided for minimum base salaries as disclosed in the "Compensation Discussion and Analysis" section. Mr. Hermiz's base salary remained at $850,000 and Mr. Potter's base salary of $375,000 was established under his employment agreement when he joined the Company. In addition, both Messrs. Hermiz and Potter are eligible to participate in the employee benefit plans established by the Company for its employees from time to time in accordance with the terms and conditions of those programs and plans as in effect from time to time. Both Messrs. Hermiz's and Potter's base salary are subject to annual review and adjustment by the Compensation Committee, and may be increased but not decreased at that time.

•
Annual Performance-Based Incentive Compensation. Both Messrs. Hermiz and Potter are eligible to participate in the Company's MIP which includes an annual cash incentives targeted at 100% of base salary for Mr. Hermiz and 50% of base salary for Mr. Potter, and the actual payout determined based on performance against objectives. Both Messrs. Hermiz and Potter are eligible to receive future equity grants under the Plan (or any successor plan thereto) as determined by the Committee. The actual grant, if any, for any given year will be based upon the attainment of certain performance criteria established annually by the Committee. The target annual equity opportunity is subject to annual review and adjustment by the Committee.

•
Termination. If the Company separates Mr. Hermiz from service (other than for cause), Mr. Hermiz causes a separation from service for good reason or Mr. Hermiz dies or suffers a disability, then the Company must pay Mr. Hermiz a lump sum cash severance payment equal to the sum of his annual then-current base salary, any earned but unpaid bonus payment for the previous year, and his target bonus opportunity under the management incentive plan for the year during which the separation from service occurs. The severance payment is conditioned on execution of a release of any claims Mr. Hermiz may have against the Company and its subsidiaries. Pursuant to the employment agreement, Mr. Hermiz will not receive the severance payment if he is entitled to compensation and benefits under the Change in Control Agreement described below. If the Company separates Mr. Potter from service (other than for cause), Mr. Potter causes a separation from service for good reason or Mr. Potter dies or suffers a disability, then the Company must pay Mr. Potter a lump sum cash severance payment equal to the sum of his annual then-current base salary, any earned but unpaid bonus payment for the previous year, and his target bonus opportunity under the management incentive plan for the year during which the separation from service occurs. The severance payment is conditioned on execution of a release of any claims Mr. Potter may have against the Company and its subsidiaries.

•
Benefits Upon a Termination. Both Messrs. Hermiz and Potter are eligible to continuation coverage under the Company’s medical plan pursuant to Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended ("COBRA"), reimbursement for a portion of Executive’s monthly COBRA payment (provided such reimbursement does not result in any penalties for the Company) in an amount equal to the portion of the medical plan premium the Company pays for actively employed executives who elect similar coverage plus an additional “gross-up” amount intended to make Executive whole for his federal, state and local tax liability with respect to the amount of such reimbursement, until the earlier of (x) Executive’s eligibility for any such coverage under another employer’s medical plan or (y) the date that is 12 months after the termination of Executive’s employment.

Change in Control Agreements. The Company has entered into Change in Control Agreements with Mr. Hermiz and Mr. Dugan. Under each agreement, certain benefits are payable by the Company to the NEO in connection with a "change in control", which is define to include the following events: (1) any person or group of persons (with certain limited exceptions) becomes the beneficial owner of 35% or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the outstanding voting securities of the Company; (2) a change in the composition of the Board of Directors results in a majority of the Directors that are not incumbent directors; (3) with certain limited exceptions, a merger, reorganization, consolidation or sale or other disposition of all or substantially all of the Company’s assets or other such reorganization of the Company is consummated; or (4) our stockholders approve a complete liquidation or dissolution of the Company.

If the Company terminates the officer other than due to cause, death or total disability, or the officer terminates employment for good reason within 24 months following a change in control (or within 180 days prior to a change in control in certain circumstances where the termination was at the request of a third party who has taken steps to effect the change in control or the termination otherwise arose in connection with or anticipation of the change in control), the Company must pay such officer (in addition to certain accrued compensation) severance compensation. In the case of Mr. Hermiz, such severance compensation would include a lump sum equal to two times the sum of his effective annual salary and target bonus. In the case of Mr. Dugan, such severance compensation would include a lump sum equal to one and a half times the sum of his effective annual salary and target bonus. In addition to the severance compensation described above, the Company will reimburse Mr. Hermiz for the full cost of any group health continuation coverage that the Company would otherwise be required to offer under COBRA until the earlier of the date (1) the officer becomes covered by comparable health coverage offered by another employer or Medicare, or (2) 18 months after the ~~t~~ermination of his employment. For Mr. Dugan, the Company may reimburse COBRA premiums as described above or maintain Mr. Dugan’s health care coverage at a level of benefit enjoyed by Mr. Dugan prior to the change in control. In addition, beginning on the first day of the month after the expiration of Mr. Hermiz's COBRA continuation coverage period and provided that Mr. Hermiz has not obtained comparable health care coverage offered by another employer, the Company will make a monthly payment to Mr. Hermiz in the amount of the monthly COBRA coverage premium in effect under the Company's group health plan on the date the COBRA continuation coverage period began until the earlier of the date that:

•Mr. Hermiz becomes covered by comparable health care coverage offered by another employer, or Medicare

•is 24 months after the date of termination of Mr. Hermiz's employment.

To the extent a payment is made to Mr. Hermiz or Mr. Dugan under his Change in Control Agreement and would be subject to excise taxes imposed by Sections 4999 and 280G of the Internal Revenue Code, then the Company will pay Mr. Hermiz or Mr. Dugan the greater of (1) the change in control payment less the applicable excise taxes and (2) the change in control payment reduced by an amount necessary so there are no excise taxes imposed by Sections 4999 and 280G of the Internal Revenue Code.

Payments under the Change in Control Agreements are conditioned upon the officer’s compliance with the non-competition provisions of such agreements (which extend for 18 months in the case of Mr. Dugan and 24 months in the case of Mr. Hermiz) and execution of a customary release of claims against the Company.

Potential Payments Upon Termination of Employment or Change-in-Control

This section describes and quantifies certain compensation that would have become payable under existing plans and arrangements if each NEO’s employment had terminated on October 31, 2016 (the last business day of the Company’s 2016 fiscal year), given such NEO’s compensation and service levels as of that date.

Payments Other than in Connection with a Change in Control

The following table reflects the amounts that would have been payable under the various arrangements assuming termination of employment occurred at October 31, 2016 and did not follow a change in control.

Termination Scenarios (Including Severance, if eligible)
Name		Voluntary	For Cause	Death	Disability	Without Cause
Ramzi Y. Hermiz	Cash Severance Amount (1)	$0	$0	$850,000	$850,000	$850,000
	Unvested Restricted Shares (2)	0	0	712,407	712,407	0
	Value of Benefits Continuation	0	0	0	0	0
	Life Insurance Proceeds (3)	0	0	850,000	0	0
	Disability Insurance Proceeds	0	0	0	2,838,750	0
	Accrued Vacation	0	0	0	0	0
	Total	0	0	$2,412,407	$4,401,157	$850,000
Jay Potter	Cash Severance Amount (1)	0	0	0	0	375,000
	Unvested Restricted Shares (2)	0	0	359,859	359,859	202,710
	Value of Benefits Continuation	0	0	0	0	0
	Life Insurance Proceeds	0	0	375,000	0	0
	Disability Insurance Proceeds	0	0	0	1,580,625	0
	Accrued Vacation	0	0	0	0	0
	Total	0	0	$734,859	$1,940,484	$577,710
Thomas M. Dugan	Cash Severance Amount (1)	0	0	0	0	0
	Unvested Restricted Shares (2)	0	0	65,538	65,538	28,659
	Value of Benefits Continuation	0	0	0	0	0
	Life Insurance Proceeds	0	0	220,000	0	0
	Disability Insurance Proceeds	0	0	0	1,798,500	0
	Accrued Vacation	0	0	0	0	0
	Total	0	0	$285,538	$1,864,038	$28,659
Gary DeThomas	Cash Severance Amount	0	0	0	0	0
	Unvested Restricted Shares (2)	0	0	53,655	53,655	16,776
	Value of Benefits Continuation	0	0	0	0	0
	Life Insurance Proceeds (3)	0	0	220,000	0	0
	Disability Insurance Proceeds	0	0	0	1,749,825	0
	Accrued Vacation	0	0	0	0	0
	Total	$0	$0	$273,655	$1,803,480	$16,776

1.
Reported amounts calculated pursuant to the terms of Messrs. Hermiz's and Potter's employment agreements and both consist of one times Mr. Hermiz's and Mr. Potter's annual base salary on October 31, 2016, payable in a lump sum deferred or unpaid amount due from the fiscal 2014 management incentive plan.

2.
Reported amounts consist of Mr. Hermiz's 101,918 unvested restricted shares, includes Mr. Potter's 29,000 unvested restricted shares awarded under the Amended and Restated 1993 Key Employee Stock Incentive Program ("1993 Plan") and 22,482 unvested restricted shares awarded under the 2016 Plan, includes Mr. Dugan's 4,100 unvested restricted shares awarded under the 1993 Plan and 5,276 unvested restricted shares awarded under the 2016 Plan and Mr. DeThomas's 2,400 unvested restricted shares awarded under the 1993 Plan and 5,276 unvested restricted shares awarded under the 2016 Plan valued at our closing stock price on October 31, 2016 of $6.99 per share, which shares either accelerate and vest or continue to vest or forfeit as a result of the triggering event.

3.	Reported amount consists of our estimate of the available life insurance death benefit.

4.
Reported amount consists of our estimate of payments for short term disability paid out at 100% for the first three months of salary and the second three months paid out at 50%. After, long-term disability is paid out beginning the seventh month at 60% of base salary. Mr. Hermiz is capped at $20,000 per month until the age of 65.

Payments in Connection with a Change in Control

Had a change of control occurred within 24 months prior to October 31, 2016, the last business day of fiscal year 2016, and an NEO had terminated employment with the Company on such date, the following aggregate consideration would have been due to the NEOs currently employed by the Company: Mr. Hermiz, $3,419,761 and Mr. Dugan, $574,761. The preceding amounts are composed of the change of control payment and the value of continued healthcare benefits. The amount of the change of control payment and the value of continued healthcare benefits, respectively, for each currently employed NEO is as follows:

Named Executive Officer	Change of Control Payment	Value of Continued Healthcare Benefits	Excise Tax Gross-up or Reduction	Total Change of Control Aggregate Consideration
Ramzi Y. Hermiz	$3,400,000	$19,761	—	$3,419,761
Jay Potter	n/a	n/a	n/a	n/a
Thomas M. Dugan	555,000	$19,761	—	$574,761
Gary DeThomas	n/a	n/a	n/a	n/a

The change of control payment would be paid in a lump sum. In addition to such payments, in the event of such a change of control and termination of employment, each NEO would also receive the value for the acceleration or continued vesting of his unvested restricted shares as previously described above.

Fees Paid to Grant Thornton LLP and Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has adopted a formal policy on auditor independence requiring the approval by the Audit Committee of all professional services rendered by the Company’s independent auditor prior to the commencement of the specified services. Set forth below are the fees paid by the Company to its independent registered public accounting firm, Grant Thornton LLP, for the years indicated, all of which were pre-approved by the Audit Committee in accordance with Company policy (amounts in thousands). The Audit Committee believes that the non-audit services provided by Grant Thornton LLP are compatible with maintaining Grant Thornton LLP’s independence. Representatives of Grant Thornton LLP are expected to attend the meeting, but are not expected to have the opportunity to make a statement or to answer questions from our stockholders.

	Years Ended October 31,
Nature of the Fees	2016	2015
	(dollars in thousands)
Audit fees	$1,350	$1,411
Audit-related fees	—	—
Tax fees	525	522
Total	$1,875	$1,933

Audit Fees
Consists of fees for professional services rendered for the audit of the Company’s annual consolidated financial statements, and internal control over financial reporting included in the Company’s Annual Report on Form 10-K and for the reviews of the condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q.

Audit-Related Fees
Consists of fees for services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including fees for due diligence activities related to mergers, acquisitions and investments.

Tax Fees
Consists of fees for tax compliance and tax consultation services. Corporate tax services encompass a variety of permissible services, including: technical tax advice related to U.S. and international tax matters; assistance with foreign income and withholding tax matters; assistance with sales tax, value added tax and equivalent tax related matters in local jurisdictions; preparation of reports to comply with local tax authority transfer pricing documentation requirements; and assistance with tax audits.

In light of practical considerations, the Board of Directors has decided not to submit the selection of an independent registered public accounting firm for ratification by the stockholders.

ADDITIONAL INFORMATION

Stockholder Proposals for the 2018 Annual Stockholders' Meeting

A stockholder who wishes to have a proposal included in the Company’s Proxy Statement for the 2018 annual stockholders' meeting must submit the proposal in writing to Shiloh Industries, Inc., 880 Steel Drive, Valley City, Ohio 44280, Attn: Kenton M. Bednarz, by certified mail, return receipt requested, for receipt no later than October 1, 2017.

Request for Proxy Materials

The Company will furnish without charge to each person whose proxy is being solicited, upon written request of any such person on or before February 28, 2017, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended October 31, 2016, as filed with the SEC, including the financial statements and schedules thereto. Requests for additional copies of such Annual Report on Form 10-K should be emailed to investor@shiloh.com or visit the Shiloh website at shiloh.com.

Householding

The SEC's rules permit us to deliver a single Notice or set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as "householding" and can result in significant cost savings to the Company. To take advantage of this opportunity, we have delivered only one Notice to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice and, if applicable, proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the Notice, Proxy Statement or annual report, contact Broadridge Financial Solutions, Inc. by calling 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Other Matters

The Directors know of no other matters which are likely to be brought before the Annual Meeting. The Company did not receive notice by December 15, 2016 of any other matter intended to be raised by a stockholder at the Annual Meeting. Therefore, the enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.

By Order of the Board of Directors

/s/ Kenton M. Bednarz
KENTON M. BEDNARZ
Secretary

January 19, 2017

YOUR VOTE IS IMPORTANT

It is important that proxies be submitted promptly in order to ensure your representation at the Annual Meeting. You may submit your proxy via the Internet or, if you request and receive a paper proxy card, you may vote your shares by completing, signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Please refer to the section entitled "Voting via the Internet or by Mail" on page 2 for a description of voting methods. If your shares are held by a bank, brokerage firm or other nominee that holds shares on your behalf and you have not given that nominee instructions to do so, your nominee will generally NOT be able to vote your shares at the Annual Meeting. We strongly encourage you to vote.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

SHILOH.

Lightweighting without compromise.™

Proxy — SHILOH INDUSTRIES, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL STOCKHOLDERS MEETING ON FEBRUARY 28, 2017.

The undersigned hereby constitutes and appoints Curtis E. Moll and Kenton M. Bednarz, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Shiloh Industries, Inc. to be held at the MTD Products Inc Lodge, 6029 Grafton Road, Valley City, Ohio, 44280 on Tuesday, February 28, 2017, at 10:00 a.m., and at any adjournments or postponements thereof, as follows and in accordance with their judgment upon any other matters coming before said meeting.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, AND SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF DIRECTIONS ARE NOT INDICATED, WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

YOUR VOTE IS IMPORTANT.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

SHILOH.

Lightweighting without compromise.™

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposal — The Board recommends a vote FOR all nominees.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Curtis E. Moll	☐	☐	02 - Ramzi Y. Hermiz	☐	☐	03 - Robert J. King, Jr.	☐	☐

+

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 2 9 7 3 0 1 2 +

02GW0D